Exhibit 4.2

R & J Brownstone trust NOTE 2/23

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISPOSITION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

CONVERTIBLE PROMISSORY NOTE (SERIES 2022)

$50,000 February 17, 2022

Los Angeles, California

For value received, **NeOnc Technologies, Inc.**, a California corporation (the "Company"), promises to pay to R & J Brownstone Trust dated September 17, 2001, a Trust (the "Holder"), the principal sum of fifty thousand dollars and 00/100 Dollars ($50,000). Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to two percent (2%) per annum, simple interest, and shall be paid at maturity.

1. **Maturity.**

(a) Subject to Section 1(b) below, unless converted as provided in Section 2, this Note shall automatically mature and all unpaid principal and any accrued but unpaid interest under this Note shall be due and payable without demand, on August 30, 2023 (the "Maturity Date"). No payments of principal or interest are due prior to the Maturity Date.

(b) For purposes hereof, the term "IPO" means the first offering and sale of the Company's securities that is registered under the Securities Act of 1933, pursuant to an effective registration statement. The Company shall provide Holder with at least twenty (20) days' prior written notice of an IPO, and upon the closing of an IPO, the Maturity Date of this Note shall be accelerated so that this Note becomes due and payable in full, along with all accrued and unpaid interest, concurrently with such closing.

(c) This Note may not be prepaid prior to the Maturity Date without the written consent of the Holder.

2. **Conversion.**

(a) **Automatic Conversion in IPO.** The entire principal amount of and accrued interest on this Note shall automatically be converted, without further action on the part of the Holder or the Company, into the class and series of stock issued by the Company in an IPO ("IPO Stock"), at the closing of the IPO. The number of shares of IPO Stock to be issued to Holder upon such conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of this Note plus accrued interest by (ii) the "IPO Conversion Price." The "IPO Conversion Price" shall be equal to seventy-five percent (75%) of the price paid for one share of IPO Stock by the investors in the IPO.

(b) **Optional Conversion in Non-IPO**. This Note and all accrued interest hereon is convertible, at the option of the Holder, into the class and series of equity securities ("Conversion Stock") that is sold by the Company in its next issuance of equity securities, in a "Financing Transaction," consummated after the date hereof. A "Financing Transaction" is a sale, otherwise than in an IPO, of equity securities by the Company to investors for cash, and does not include the issuance of stock, options or warrants to service providers in connection with the rendition of such services, or to third parties in connection with the contribution of non-cash assets to the Company. The number of shares of Conversion Stock to be issued to Holder upon such conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of this Note plus accrued interest by (ii) the "Financing Transaction Conversion Price." The

“Financing Transaction Conversion Price” shaU be equal to seventy-five percent (75%) of the price paid for one share of Conversion Stock by the investors in the Financing Transaction. The Company shall notify Holder of the terms of such Financing Transaction at least ten (10) days prior to the closing thereof, and the foregoing conversion right shall be exercisable by Holder at any time until that date twenty (20) days after the closing of the Financing Transaction. Holder may exercise the foregoing optional conversion right by providing the Company with written notice of conversion no later than the conversion expiration date set forth in the immediately preceding sentence. ( c) Mechanics and Effect of Conversion. No fractional shares of the Company’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which Holder would otherwise be entitled, the Company will pay to Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, Holder shal1 surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note, including a check payable to Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest. 3. layment. All payments shall be made in lawful money of the United States of America at such place as Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. 4. Absence of Security,. Repayment of this Note is not secured by any assets of the Company or in any other manner. 5. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note. 6. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. 7. ~-Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationallyrecognized delivery service (such as Federal Express or UPS), or seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice. 8. Amendments and Waivers. Any tenn of this Note may be amended only with the written consent of the Company and the Holder of this Note. Any amendment or waiver effected in accordance with this Section 8 shall be binding upon the Company, Holder and each transferee of the Note. 9. Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument. 1 O. Counterp..!U:l!. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement The parties hereto have executed this Convertible Promissory Note (Series 2022) as of the date vlritten above. COMPANY: NeOnc Technologies, Inc. B✓~~ai-- mas Chen, M.D., Chief Executive Officer HOLDER: 205/027770-000i 17S042S0.2a02/l7122 -1-

R & J Brownstone Sub Agmt. 2/23

NeOnc Technologies, Inc.
1203 Sweetzer Ave., Unit 313
West Hollywood, CA 90069
Attention: Chief Executive Officer

SUBSCRIPTION AGREEMENT

CONVERTIBLE PROMISSORY NOTES (SERIES 2022)

Ladies and Gentlemen:

The undersigned, the R & J Brownstone Trust dated September 17, 2001 (the "Subscriber"), hereby agrees to purchase $50,000 principal amount of Convertible Promissory Notes (Series 2022) (the "Notes") of NEONC TECHNOLOGIES, INC., a California corporation (the "Company"). The Subscriber is transmitting herewith as the subscription price for the Notes the amount of $50,000. The Notes are automatically converted into the securities of the Company that are issued in an initial public offering ("IPO Securities"), and are convertible at the option of the Subscriber into equity securities ("Next Equity Securities") of the Company issued in its next bona fide equity financing (the "Next Equity Financing"). Subscriber acknowledges receipt of a copy of the form of the Company's Note. For purposes hereof, the term "Securities" refers to the Notes, the IPO Securities, the Next Equity Securities and any other securities into which the IPO Securities or Next Equity Securities are convertible.

In connection with its purchase of the Notes, the Subscriber represents and warrants to and agrees with the Company as follows:

1. The Subscriber is an Accredited Investor, as defined in subparagraphs 1(a) through 1(d) below. Subscriber is (mark the applicable subparagraph with an "X"):

a. X RB a natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating net worth:

i) The Subscriber's primary residence shall not be included as an asset;

ii) Indebtedness that is secured by the Subscriber's primary residence, up to the estimated fair value of the primary residence at the time of the purchase of Securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the purchase of the Securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

iii) Indebtedness that is secured by the Subscriber's primary residence in excess of the estimated fair value of the primary residence at the time of the purchase of the Securities shall be included as a liability.

b. _____ a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

c. __________ a trust with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the Notes, whose purchase is directed by a person who, either alone or with his purchaser representative has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment;

d. X the Subscriber is a revocable trust, which may be “ . amen~ed or r~voked at any time by the grantors. The grantors of such trust are floltetl’ &rew” ,._. and f.,,,..:-..c f,rov,,.,11/i,.~ who are husband and wife and who have a joi~t net worth as of the date hereof in excess of $1,000,000, excluding the value of the primary residence of such natural persons, calculated by subtracting from the estimated fair market value of the property the amount of debt secured by the property, up to the estimated fair market value of the property. 2. Subscriber has received, read and is familiar with the Company’s capitalization table as of February IS, 2022 attached hereto as Exhibit A-1, the Company’s Financial Statements as of December 3 I. 2021 attached hereto as Exhibit A-l, and the description of Risk Factors attached hereto as Exhibit A-3 ( collectively, the “Disclosure”). 3. Subscriber understands and agrees that none of the materials presented to it in connection with its investment including, without limitation, the Disclosure and any summaries thereof contain any representations or guaranties of the financial performance or results of operations of the Company, or provide any representation as to the likely financial return from an investment in the Company. To the extent any of such materials contain pro fonna future operating results or financial performance of the Company, or projections of future profitability or success of the Company, Subscriber understands that such pro fonna information and projections are based upon many assumptions which are not within the control of the Company or its current officers or directors, and that such assumptions may or may not be accurate. Subscriber understands that if such assumptions are not accurate, such pro forma information or projections will not be accurate. Accordingly, Subscriber will not rely on this information to indicate the actual results which might he realiz.ed, 4. Subscriber also acknowledges that materials provided to him or her by the Company may contain statements about expected future products, future events, growth strategies, regulatory actions and anticipated trends in the Company’s business. Subscriber acknowledges that these statements are subject to a number of risks and uncertainties, including risks relating to the Company’s ability to complete, obtain regulatory approvals for and commercialize planned products and market acceptance of the Company’s products and similar risks. Actual results could differ materially from these forward-looking statements as a result of the factors described in Exhibit A hereto and from other factors, including future economic conditions. As a result of these risks and uncertainties, we can provide no assurance that the forward-looking information contained in such materials will be accurate. 5. Subscriber has reviewed, understands and agrees with the terms of the sample Note provided to him or her. 6. Subscriber is aware that no federal or state agency has made any finding or determination concerning the fairness for investment in, or any recommendation or endorsement of, the Securities. 7. Subscriber is a,rare that the Commmv currently has no revenue from ogerations and that the rtpayment of the Notes will be dependent upon the Comp.any’s ability~ obtain financing in the future from other sources, There is no assurance that such financing will be available. 8. Subscriber is aware that no public market for the Securities exists or will develop and that it may not be possible to liquidate this investment readily, if at all, in the case of an emergency or for any other reason. Subscriber represents that it has no need for liquidity with respect to this investment. 9. Subscriber understands that the Securities have not been registered under the Securities Act of 1933 (the “Ag”). Subscriber is further aware that the Securities are not transferable by it without compliance with the requirements of the federal and state securities laws, which may require them to bear the investment risk associated with an investment in the Securities for an extended period of time. Subscriber agrees and represents that it will make no disposition of the Securities unless a registration statement under the Act is in effect with respect to such securities or, in the alternative, an exemption from registration under the Act is found to be available to the reasonable satisfaction of the Company, and further understands that an opinion of counsel with respect thereto may be required by management of the Company in its sole discretion.

10. Subscriber understands and is aware that, in order to ensure that transfers of the Securities are made in strict compliance with all limitations upon transfer imposed by the federal securities laws, the books and records of the Company will include a “stop transfer” notation to the effect that no transfer of any interest in the Company shall be effective unless strict compliance with such limitation has been made, the determination of which will be made at the absolute discretion of the officers of the Company. 11. Subscriber is a resident of the State of California. 12. Subscriber is buying the Notes solely for the purpose of investment for his or her own account. Subscriber is not acquiring the Notes with a view to distribution in connection with any resale or other disposition of said Notes. If Subscriber converts the Notes into IPO Securities or Next Equity Securities in accordance with their terms, Subscriber agrees that it will be purchasing the securities issuable upon such conversion solely for the purpose of investment for his or her own account, and not with a view to distribution in connection with any resale or other disposition thereof. 13. Subscriber is aware that the management and control of the Company shall rest solely with the Board of Directors of the Companyi and that Subscriber will have no right, in its capacity as a shareholder, to participate in such management and control, except to the extent that shareholders vote on certain matters as set forth in the Company’s Bylaws and as provided by applicable law. 14. Subscriber has been represented by such legal and tax counsel and others, each of whom has been independently selected by it, as it has found necessary to consult concerning this transaction. Subscriber, individually or through its upurchaser representative,” as such term is defmed under Rule 50 I promulgated under the Act, has sufficient knowledge and experience in business and financial matters to evaluate the information set forth in the Investment Presentation, and the risks of the investment, and to make any informed investment decision with respect thereto. 15. The Company has made available to Subscriber, its counsel and advisors, prior to the date hereof, the opportunity to ask questions of, and to receive answers from, the current management of the Company, concerning the terms and conditions of the offering and has afforded it access to all requested information, documents, financial statements, records and books (i) relative to the Securities, this offering and an investment therein, and (ii) necessary to verify the accuracy of any information, documents, financial statements, records and books furnished. All materials and information requested by Subscriber, its counsel, advisers or others representing Subscriber, including any infonnation requested to verify any information furnished, have been made available and examined. 16. Subscriber is aware that the Securities are a speculative investment involving a high degree of risk. Subscriber understands that it could lose its entire investment in the Company. Subscriber is also aware of the risks of investing in an early stage company formed to design and commercialize medical diagnostic equipment, including without limitation the risks set forth in the “Risk Factors” that are attached hereto. 17. Subscriber hereby agrees to defend, indemnify and hold harmless the Company and each of its officers, directors, employees, agents and affiliated persons from any and all damages, losses, costs and expenses (including reasonable attorneys’ fees) which they, or any of them, may incur by reason of Subscriber’s failure to fuJfill any of the terms and conditions of this Subscription Agreement or by reason of its breach of any of their representations and warranties contained herein. 18. Subscriber agrees that aU disclosures and representations made to him or her in connection with this offering are made solely by the Company, and that the firm of Rutan & Tucker, LLP, and its partners and employees have made no representations of any nature to Purchaser. Subscriber represents and warrants to the Company that he or she understands that the finn of Rutan & Tucker. LLP represents only the Company in this transaction, and that Subscriber has had the opportunity to obtain advice from his or her own independent legal counsel and/or investment advisors in connection with these transactions and this Agreement. 19. Under the penalties of perjury, the undersigned hereby certifies that (1) the number provided below is his or her true~ correct and complete Taxpayer Identification or Social Security

Number; and (2) he or she is not subject to backup withholding either because it has not been notified that it is subject to backup withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified him or her that he or she is no longer subject to backup withholding under Code Section 3406(a)(1)(C). If the undersigned has been notified that it is currently subject to backup withholding, strike out the language under clause (2) above before signing.

IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement as of the date set forth opposite its name below.

Subscriber:

[Print name]: The R & J Brownstone Trust dated September 17, 2001

DATED: Feb 22, 2022

R Brownstone
Subscriber's Signature

Taxpayer ID No. 563-76-811

442 Lincoln Blvd, Santa Monica, CA 90402
Residence or Executive Office Address

Business Telephone

310-393-9174
Home Telephone

MANNER IN WHICH TITLE IS TO BE HELD: (Check one)

___ 1. Single Person

___ 2. Tenants in Common*

___ 3. Joint Tenants*

___ 4. Community Property

___ 5. Separate Property

_X_ 6. Trust

___ 7. Corporate Pension Plan

___ 8. Corporate Profit Sharing Plan

___ 9. 401(k) Plan

___ 10. IRA

___ 11. Keogh Plan (H.R. 10)

____ 12. SEP

____ 13. Other (explain)

* All signatures required

ACCEPTANCE BY COMPANY

Accepted this 23 day of FEB, 2022

NEONC TECHNOLOGIES, INC.

By: ____________________________

Thomas Chen, M.D., Chief Executive Officer

205/027770-0001
17504386.2 a02/17/229

EXHIBIT A-1

Capitalization Table

NeOnc Technologies Inc.
Capitalization Table
February 15, 2022

Type	Outstanding	Common Equivalents	Total	Percentage Ownership (fully diluted) (1)
Preferred Stock (xxx Authorized)				
Series A Convertible Stock (3,030,303 Authorized)	3,030,303	3,030,303	3,030,303	4.09%
Common Stock (100,000,000 Authorized)	56,774,506	56,774,506	56,774,506	76.59%
Options (20,000,000 Authorized)				
Granted	14,318,481	14,318,481	14,318,481	19.32%
Total			74,123,290	100.00%

(1) Percentage ownership assuming all convertible securities are converted to common, all outstanding and available options are exercised.

205/027770-0001
17504386.2 a02/17/229

EXHIBIT A-2

FINANCIAL STATEMENTS (UNAUDITED)

Neonc Technologies, Inc.

Balance Sheet

As of December 31, 2021

	TOTAL
ASSETS	
Current Assets	
Bank Accounts	
Checking Accounts	25,059.45
Investments	0.00
Savings Accounts	0.00
Total Bank Accounts	**$25,059.45**
Accounts Receivable	
Accounts Receivable	0.32
Hofman Grant 2016	0.00
Loans Receivable	0.00
Total Accounts Receivable	**$0.32**
Other Current Assets	
Prepaid Legal	0.00
Uncategorized Asset	-2.80
Total Other Current Assets	**$ -2.80**
Total Current Assets	**$25,056.97**
Other Assets	
Deferred Lab Expense	0.00
Deferred Patent Expense	0.00
Deferred Research	0.00
Deffered IND Expense	0.00
Total Other Assets	**$0.00**
TOTAL ASSETS	**$25,056.97**

Wednesday, January 26, 2022 04:25 PM GMT-08:00

1/2

	TOTAL
LIABILITIES AND EQUITY	
Liabilities	
Current Liabilities	
Accounts Payable	
Accounts Payable	541,576.93
Loans Payable	0.00
Weijen Grant	0.00
Total Accounts Payable	**$541,576.93**
Other Current Liabilities	
Accrued expense -Martin	100,000.00
Grant - Radu	0.00
Notes Payable	1,081,955.00
Total Other Current Liabilities	**$1,181,955.00**
Total Current Liabilities	**$1,723,531.93**
Long-Term Liabilities	
Deferred Liability	0.00
Loan Payable	10,000.00
Total Long-Term Liabilities	**$10,000.00**
Total Liabilities	**$1,733,531.93**
Equity	
Common Stock	0.00
Equity, Neonc	0.00
Opening Balance Equity	0.00
Retained Earnings	-11,345,510.04
Shareholders Investment	10,648,193.89
Net Income	-1,011,158.81
Total Equity	**$ -1,708,474.96**
TOTAL LIABILITIES AND EQUITY	**$25,056.97**

Wednesday, January 26, 2022 04:26 PM GMT-08:00

2/2

Income -- O!her Primary Income RTT Totallncorne GROSS PROFIT ~nses Accounting Expenaes Bank Charges Clinical Conferences Cnnsultant Fees Entertainment Expense IND Expense Insurance Lab Expense Legal Expenses Manufactured Compound OfficttEiipenses f’OH Olilic:al o”tudy Rent exp.rise Research Materials Right to T,y State Taxes TAX TMZ-POH T0181ElCplftl9I NET OPERATING INCOME Olhet Income Income Tot.iOllei’tncame NeT OTHER INCOME NeTINCOME 205102m0-0001 17504386.2 a02/171229 NeOnc Technologies, Inc. Profit and Loss Jal1l.wv -Oecamber 2021 l\wual Ba&a W~. January 26, 2022 04.23 PM GMT,08.00 EXHIBITA-3 RISK FACTORS An Investment in our Company is Speculative. TOTAL 20,000.00 15.000.00 $38.000.QO SSS.000.00 3.200.00 1,450.00 SS,286.64 4,480.00 5.000.00 ‘521.43 10,000.00 0.00 406.012.76 253,530.00 5.500.00 3.378.71 185.706.89 1,980.00 15,200.00 tt.650.00 40.72 25.00 83,796.66 .1,IMf,158.81 $-1.011,159.81 0.00 10.00 I0.00 $·1,011,158.81 Our business objectives must be considered highly speculative, and there is no assurance that we will satisfy those objectives or that we will ever become profitable. We cannot assure you that you will realize a substantial return, if any, or that you will not lose your entire investment. An investment in our company should be regarded as highly risky. We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future. We are a clinical-stage company with a limited operating history. We are not profitable and have incurred net losses in each year since our inception in 2008, including a net loss of $1.01 million for the year ended December 31, 2021. As of December 31, 2021, we had an accumulated deficit of $11.34 million. We substantially have devoted all of our financial resources to research and development, including our clinical, preclinical and platform development activities. To date, we have fmanced our operations primarily through the private placement of our equity securities. We expect to continue to incur significant expenses and to increase operating losses for the foreseeable future. The amount of our future net losses will depend, in part, on the rate of our future expenditures and our ability to generate revenue. We have not completed late-stage clinical trials for any product candidate, and it will be several years, if ever, before we have a product candidate ready for regulatory approval and commercialization. Even if we succeed in obtaining regulatory approval and commercializing one or more of our product candidates, we will continue to incur substantial research and development and other expenditures to develop and market additional product candidates. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our shareholders’ equity and working capital. We will require substantial additional financing to achieve our goal~ which may not be available on acceptable tennst or at all. Failure to obtain this necessary capital when needed may force 11s to delay, limit or terminate our product development efforts or other operations. We are currently advancing our lead product candidate, NEO 100 through a clinical trial phase 2a and NEO 212 through clinical development and other product candidates through preclinical development. Developing drug therapy products is expensive, and we expect our research and development expenses to increase substantially in connection with our ongoing activities, particularly as we advance our product candidates in clinical trials. We expect that the net proceeds from this offering and our existing cash, cash equivalents, and marketable securities will be sufficient to fund our current operations through a licensing agreement for one of the pipeline drugs. We intend to use the net proceeds from this offering to fund the continuation Phase 2a and 2b portion of our clinical trial ofNEO I 00 and Phase 1 ofNEO212, and the other ongoing research of the pipeline drugs and the remainder for working capital and other general corporate purposes. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through equity and debt financings. We may also consider new collaborations or selectively partner our technology or programs. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and license our product candidates. Also, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to uslt if at all. Moreover, the tenns of any financing may adversely affect the holdings or the rights of our shareholders and the issuance of additional securities, whether equity or debt, by us or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our shareholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional deb~ limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us~ any of which may have a material adverse effect on our business, operating results, and prospects. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidates or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of uncertainty. We have never generated any revenue from product sales and may never be profitable.

Since our inception in August 2008, we have substantially devoted all of our efforts to developing our lead product candidates, NEO100 and NEO212. We are still in the early stages of developing our product candidates, and we have not completed development of any products. Our ability to generate revenue and achieve profitability depends in large part on our ability, alone or with partners, to complete the development of, obtain the necessary regulatory approvals for, and commercialize product candidates. We do not anticipate generating revenues from sales of products for the foreseeable future. Our ability to generate future revenues from product sales depends heavily on our success in:

- completing clinical trials through all phases of clinical development of our current and future product candidates;
- identifying and developing new product candidates;
- progressing our preclinical programs into human clinical trials;
- establishing and maintaining supply and manufacturing relationships with third parties;
- maintaining, protecting, expanding and enforcing our intellectual property; and
- attracting, hiring and retaining qualified personnel.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when we will be able to achieve or maintain profitability, if ever. In addition, our expenses could increase beyond expectations if we are required by the FDA or foreign regulatory agencies to perform studies and clinical trials in addition to those that we currently anticipate or if there are any delays in the development of any of our product candidates. If one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing such product candidates. Even if we can generate revenues from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations, which may not be available to us on favorable terms, if at all. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or even continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

Our product candidates are based on novel technology, which makes it difficult to predict the time and cost of product candidate development.

The clinical trial requirements of the FDA, the European Medicines Agency, or EMA, and other regulatory agencies and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential products. The regulatory approval process for novel product candidates such as ours can be more expensive and take longer than for other, better known or extensively studied pharmaceutical or other product candidates. This makes it difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for our product candidates in either the United States or Europe.

Regulatory requirements governing novel products have changed frequently and may continue to change in the future. For example, in January 2017, the FDA Oncology Center of Excellence, or the Center of Excellence, was created to leverage the combined skills of regulatory scientists and reviewers with expertise in drugs, biologics, and devices (including diagnostics). While the Center of Excellence is designed to help expedite the development of oncology and malignant hematology-related medical products and support an integrated approach to the clinical evaluation of drugs, biologics, and devices for the treatment of cancer, the new Center of Excellence may initially create confusion within the FDA and especially in the Center for Biologics and Research that is the primary review division for our initial product candidate. Gene therapy clinical trials conducted at institutions that receive funding for recombinant DNA research from the U.S. National Institutes of Health, or the NIH, are also subject to review by the NIH Office of Biotechnology Activities' Recombinant DNA Advisory Committee, or the RAC. We have received from time to time questions from the FDA regarding IND submissions and clinical protocols for NEO100. We believe that we have adequately addressed these questions, some of which have caused, in the past, some delays in our clinical trials.

These regulatory review committees and advisory groups, and the new guidelines they promulgate, may lengthen the regulatory review process, require us to perform additional studies, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. As we advance our product candidates, we will be required to consult with these regulatory and advisory groups and comply with applicable guidelines. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease our ability to generate sufficient revenue to maintain our business.

Failure to successfully develop and obtain approval of our lead product candidate, NEO100 & NEO212, or our other future product candidates could adversely affect our future success.

Our business and future success are substantially dependent on our ability to obtain regulatory approval of and then successfully license our lead product candidate. NEO100 and NEO212 are in the early stages of clinical development. All our product candidates will require additional clinical and nonclinical development, regulatory review and approval in one or more jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before we can generate any revenue from product sales. In addition, because NEO 100 and NEO 212 are our most advanced product candidate, and because all of our other future product candidates will likely be based on similar technology, if either encounters safety or efficacy problems, developmental delays, regulatory issues or other problems, our development plans and business for our other product candidates would be significantly harmed.

We may have difficulty enrolling patients in our clinical trials, which could delay or prevent the development of our product candidates.

Identifying and qualifying patients to participate in clinical trials of our product candidates is critical to our success. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our product candidates. We have experienced delays in some of our clinical trials in the past due to difficulties with enrollment, and we may experience similar delays in the future. If patients are unwilling to participate in our clinical trials because of negative publicity from adverse events in the industry or in the trials for other third party product candidates, or for other reasons, including competitive clinical trials for similar patient populations, the timeline for recruiting patients, conducting studies and obtaining regulatory approval of potential products may be delayed. These delays could result in increased costs, delays in advancing our product development, delays in testing the effectiveness of our technology or termination of the clinical trials altogether.

We or our clinical trial sites may not be able to identify, recruit and enroll a sufficient number of patients, or those with the required or desired characteristics in a clinical trial, to complete our clinical trials promptly. Patient enrollment is affected by factors including:

- the severity of the disease under investigation;
- the design of the clinical trial protocol, including the fact that certain of our clinical trials are randomized to current treatments;
- the size of the patient population;
- eligibility criteria for the clinical trial in question;

• perceived risks and benefits of the product candidate under study; • the general level of excitement for the treatment approach; • comments on social media; • proximity and availability of clinical trial sites for prospective patients; • availability of competing therapies and clinical trials; • efforts to facilitate timely enrollment in clinical trials; • patient referral practices of physicians; and • ability to monitor patients adequately during and after treatment. In particular, recurrent Glioblastoma., the condition for which we are initially evaluating our lead product candidate, has a limited number of patients for clinical trials. The eligibility criteria of our clinical trials will further limit the pool of available trial participants. Additionally, the process of finding and diagnosing patients may prove costly. Finally, our treatment necessitates that the patient is near one of our clinical trial sites since periodic followup visits at the clinical trial site are contemplated in the protocols. If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay, limit or terminate ongoing or planned clinical trials, any of which would hurt our business. The FDA regulatory approvaJ process is lengthy and time--consuming, and we may experience significant delays in the clinical development and regulatory approval of our product candidates. If we are ultimately unable to obtain regulatory approval for our product candidates, our business will be snbstantiaHy harmed. The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable but typically talces many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. Also, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during a product candidate’s clinical development and may vary among jurisdictions. We have not obtained regulatory approval for any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval. Our clinical trials may fail to demonstrate safety and efficacy and any of our product candidates could be associated with undesirable side effects or other properties, which would prevent or delay regulatory approval and commercialization. Before obtaining a licensing agreement, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans. Failure can occur at any time during a clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results oflater .. stage clinical trials. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical testing and initial clinical trials. Most product candidates that commence clinical trials are never approved as products. We rely on and expect to continue to rely, on third parties to conduc4 supervise and monitor our clinical trials, and if these third parties perform in an unsatisfactory manner, it may harm our business. We rely on CROs and clinical trial sites to ensure our clinical trials are conducted properly and on time. While we have agreements governing their activities, we may have limited influence over their actual perfonnance. We control only certain aspects of our CROs’ activities. Nevertheless, we are responsible for ensuring that each of our clinical trials is conducted by the applicable protocol, legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. Our CROs and we are required to comply with the GCPs for conducting, recording and reporting the results of clinical trials to assure that the data and reported results are credible and accurate and that the rights, integrity, and confidentiality of clinical trial participants are protected. The FDA enforces these GCPs through periodic inspections of study sponsors, principal investigators, and clinical trial sites. If our CROs or we fail to comply with applicable GCPs, the clinical data generated in our future clinical trials may be deemed unreliable, and the FDA may require us to perfonn additional clinical trials before approving any marketing applications. Upon inspection, the FDA may detennine that our clinical trials did not comply with GCPs. Also, our ongoing and future clinical trials will require a sufficient number of test subjects to evaluate the safety and effectiveness of our product candidates. Accordingly, if our CROs fail to comply with these regulations or fail to recruit a sufficient number of patients, we may be required to repeat such clinical trials, which would delay the regulatory approval process. Our CROs are not our employees, and we are not able to directly monitor whether or not they devote sufficient time and resources to our clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities that could hann our competitive position. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols or regulatory requirements, or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatocy approval for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harm~ our costs could increase, and our ability to generate revenues could be delayed. Our reliance on third parties may require us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed. Because we rely on third parties to manufacture our vectors and our product candidates, and because we collaborate with various organizations and academic institutions on the advancement of our drug therapy platform, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our manufacturers, collaborators, advisors, employees and consultants before beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, are used inappropriately to create new inventions or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business. Also, these agreements typically restrict the ability of our collaborators, advisors, employees and consultants to publish data potentially relating to our trade secrets. Our academic collaborators typically have rights to publish data, provided that we are notified in advance and may delay publication for a specified time to secure our intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by us, although in some cases we may share these rights with other parties. We also conduct joint research and development programs that may require us to share trade secrets under the tenns of our research and development partnerships or similar agreements. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets through breach of these agreements, . independent development or publication of information including our trade secrets in cases where we do not have proprietary or otherwise protected rights at the time of publication. A competitor’s discovery of our trade secrets may impair our competitive position and have an adverse impact on our business.

We face intense competition and rapid technological change and the possibility that our competitors may develop therapies that are more advanced or effective than ours, which may adversely at’f’ect our financial condition and our ability to successfully commercialize our product candidates. We are engaged in developing drug therapies which are rapidly evolving and fiercely competitive fields. A wide variety of institutions in the United States and internationally, includi~g major multinational phannaceutical companies, specialty biotechnology companies, academic research departments and public and private institutions, are actively developing potentially competitive products. We face substantial competition from biotechnology and phannaceutical companies developing products in our initial proposed indication. Many of our competitors have substantially greater financial, technicaJ and other resources, such as larger research and development staff and experienced marketing and manufacturing organimtions. Accordingly, our competitors may be more successful than us in obtaining approval for treatments and achieving widespread market acceptance, rendering our treatments obsolete or non-competitive. These companies aJso compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials and acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. If these competitors develop and commercialize more effective, safer or less toxic products than us or if they obtain regulatocy approval before us in key geographies, our commercial opportunities could be substantially limited. We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to implement our business strategy successfully. Our ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on our management, scientific and medical personnel, including our Chief Executive Officer and our Chief Financial Officer. The loss of the services of any of our executive officers, other key employees and other scientific and medical advisors, and our inability to find suitable replacements could result in delays in product development and harm our business. To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have provided stock options that vest over time .. The value to employees of stock options that vest over time may be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain them, valuable employees and members of our management, scientific and development teams may terminate their employment with us at any time, with or without notice. We do not have employment agreements with any of our executive officers or other key executives. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. Our success also depends on our ability to continue to attract, retain and motivate highly skilled scientific and medical personnel. Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses. Our operations, and those of our CROs, contractors, and consultants, could be subject to power shortages, telecommunications failures, wildfires, water shortages, floods~ earthquakes, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions for which we are predominantly self-insured. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. Our ability to obtain clinical supplies of our product candidates could he disrupted if the operations of our contract manufacturers or cell line storage facilities are affected by a man-made or natural disaster or other business interruption. Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions. Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate~ comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing, and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials. Studies and clinical trials conducted in one jurisdiction or study group may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval. Ifwe are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology and product candidates, our competitive position could be harmed. Our commercial success will depend in part on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries on our proprietary technology and products. We rely on trade secre4 patent, copyright and trademark laws, and confidentiality, licensing and other agreements with employees and third parties, all of which offer only limited protection. We seek to protect our proprietary position by filing and prosecuting patent applications in the United States and abroad related to our novel technologies and products that are important to our business. The patent positions of biotechnology and pharmaceutical companies are uncertain, involve complex legal and factual questions and have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patents, including those patent rights licensed to us by third parties, are highly uncertain. The steps we or our licensors have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside of the United States. Further, the examination process may require us or our licensors to narrow the claims for our pending patent applications, which may limit the scope of patent protection that may be obtained if these applications issue. The rights already granted under any of our currently issued patents or those licensed to us and those that may be granted under future issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. If we or our Ii censors are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficien~ our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our technology and products may be adversely affected. It is also possible that we or our licensors will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities before it is too late to obtain patent protection on them. It is also possible that as research and development progress, the direction of our intellectual property strategy and patent portfolio will change, resulting in strategic business decisions to allow certain patents or patent applications to be abandoned or lapse. With respect to patent righ~ we do not know whether any of the pending patent applications for any of our compounds or biologic products will result in the issuance of patents that effectively protect our technology or products, or if any of our issued patents or if any of our or our licensors~ issued patents will effectively prevent others from commercializing competitive technologies and products. Publications of discoveries in the scientific literature often lag behind the actual discoveries~ and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or in some cases not at all until they are issued as a patent. Therefore, we cannot be certain that we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications. or that we or our 1icensors were the first to file for patent protection of such inventions. Our pending applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until patent issues from such applications. Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, issued patents that we own or have licensed from third parties may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in the loss of patent protection, the narrowing of claims in such patents or the invalidity or unenforceability of such patents. which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for our technology and products. Protecting against the unauthorized use of our or our licensor’s patented technology, trademarks, and other intellectual property rights is expensive, difficult and may in some cases not be possible. In some cases, it may be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights, even about issued patent claims, and proving any such infringement may be even more difficult. If we fail to comply with our obligations under the agreement under which we license intellectual property rights from the University of Southern California, or USC, or otherwise experience disruptions to our business relationships with USC or other future licensors, we could lose license rights that are important to our business. In 2008, we entered into a license agreement with USC pursuant to which we received a worldwide, exclusive license to, among other things, manufacture and market products utilizing certain inventions that are critical to our business. We expect to enter into additional license agreements in the future. Our existing license agreement imposes, and we expect that future license agreements will impose, various diligence, milestone payment, royalty and other obligations on us. If we fail to comply with our obligations under these agreements, or we are subject to bankruptcy, the licensor may have the right to terminate the license, in which event we would not be able to market products covered by the license. In certain cases, patent prosecution of our licensed technology may be controlled solely by the licensor. If our licensors fail to obtain and maintain patent or other protection for the proprietary intellectual property we license from them, we could lose our rights to the intellectual property or our exclusivity on those rights, and our competitors could market competing products using the intellectual property. In certain cases, we control the prosecution of patents resulting from licensed technology. In the event we breach any of our obligations related to such prosecution, we may incur significant liability to our licensing partners. Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues and is complicated by the rapid pace of scientific discovery in our industry. Disputes may arise regarding intellectual property subject to a licensing agreement, including: • the scope of rights granted under the license agreement and other interpretationrelated issues; • the extent to which our technology and processes infringe on the intelJectual property of the licensor that is not subject to the licensing agreement; • the sublicensing of patent and other rights under our collaborative development relationships; • our diligence obligations under the license agreement and what activities satisfy those diligence obligations; • the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and • the priority of invention of patented technology. If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates. We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful. Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding> a court may decide that a patent of ours or our Ucensors is not valid, is unenforceable and/or is not infringed, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing. Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions on our patents or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and~ even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our inteUectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock. We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property. We may be subject to claims that funner employees, collaborators or other third parties have an ownership interest in our patents or other intellectual property. We may have potential ownership disputes arising, for example, from conflicting obligations of consultants, collaborators or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights~ such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. We may not be able to protect our intellectual property rights throughout the world. Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. Also, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state Jaws in the United States. Consequently, we may not be able to prevent third parties from practicing OUT inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and OUT patents, or other intellectual property rights may not be effective or sufficient to prevent them from competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts, and attention from other aspects of our business could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly.

our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. We have broad discretion in the use of the net proceeds from this offering and may not use them effectively. Our management will have broad discretion in the application of the net proceeds from this offering, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds of this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds ftom this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders. If we do not invest or apply the net proceeds from this offering in ways that enhance shareholder va1ue, we may fail to achieve expected financial results. w102mo-0001 17504386.2 a02/17/229